EXHIBIT 3.2


                             CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603


                                   May 3, 2005


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Division
BNY Atlantic Terminal
2 Hanson Place, 12th Floor
Brooklyn, New York  11217


              Re: Van Kampen Unit Trusts, Taxable Income Series 81


Ladies/Gentlemen:

         We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Unit Trusts, Taxable Income Series 81 (the "Fund"), in connection with the issuance of units of fractional undivided interest ("Units") in the several trusts of said Fund (the "Trusts"), under a trust agreement dated May 3, 2005 (the "Indenture") among Van Kampen Funds, Inc., as depositor (the "Depositor"), Van Kampen Asset Management, as supervisor, Standard & Poor's Securities Evaluations, Inc., as evaluator, and The Bank of New York, as trustee (the "Trustee").

         In this connection, we have examined the registration statement, and prospectus, the Indenture, and such other instruments and documents as we have deemed pertinent.

         The assets of each Trust will consist of a portfolio of one or more of the following: debt obligations issued after July 18, 1984 of United States corporate or limited partnership issuers (the "Corporate Bonds"), municipal issuers (the "Taxable Municipal Bonds") and/or "zero coupon" U.S. Treasury bonds (the "Treasury Bonds") (collectively, the "Bonds") as set forth in the prospectus. For purposes of the opinions set forth below, we have assumed that the Bonds are debt and that interest on each of the Bonds (including the Taxable Municipal Bonds, if any) is includable in gross income for federal income tax purposes (i.e., the Taxable Municipal Bonds are not tax-exempt).

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

                   (i) Each Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of Subpart E, subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

                  (ii) Each Unitholder will be considered as owning a pro rata share of each asset of a Trust for Federal income tax purposes. Under subpart E, subchapter J of chapter 1 of the Code, income of a Trust will be treated as income of each Unitholder. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if he or she directly owned a Trust's assets. Each Unitholder will also be required to include in taxable income for Federal income tax purposes, original issue discount with respect to his or her interest in any Bond held by a Trust at the same time and in the same manner as though the Unitholder were the direct owner of such interest. Original issue discount will be treated as zero with respect to Corporate Bonds and the Taxable Municipal Bonds if it is "de minimis" within the meaning of Section 1273 of the Code and, based upon Treasury Regulations regarding the stripped bond rules of the Code, original issue discount with respect to a Treasury Bond will be treated as zero if it is "de minimis" as determined thereunder. If a Corporate Bond is a "high-yield discount obligation" within the meaning of Section 163(e)(5) of the Code, certain special rules may apply. A Unitholder may elect to include in taxable income for Federal income tax purposes, market discount as it accrues with respect to his or her interest in any Corporate Bond or Taxable Municipal Bond held by a Trust which he is considered as having acquired with market discount at the same time and in the same manner as though the Unitholder were the direct owner of such interest.

                 (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Bond held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases his or her Units), in order to determine his or her tax basis for his or her pro rata portion of each Bond held by the Trust. Any Treasury Bonds are treated as bonds that were originally issued at an original issue discount. Because Treasury Bonds represent interests in "stripped" U.S. Treasury bonds, a Unitholder's initial cost for his or her pro rata portion of each Treasury Bond held by a Trust (determined at the time he acquires his or her Units, in the manner described above) shall be treated as its "purchase price" by the Unitholder. Under the special rules relating to stripped bonds, original issue discount applicable to the Treasury Bonds is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his or her daily portions of original issue discount attributable to the Treasury Bonds held by a Trust as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unitholders during such year to the extent it is greater than or equal to the "de minimis" amount described below. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of the Treasury Bonds, this method will generally result in an increasing amount of income to the Unitholders each year.

                  (iv) Each Unitholder will have a taxable event when a Bond of a Trust is disposed of (whether by sale, exchange, liquidation, redemption, payment at maturity, or otherwise) or when the Unitholder redeems or sells his or her Units. A Unitholder's tax basis in his or her Unit will equal his or her tax basis in his or her pro rata portion of all of the assets of a Trust. Such basis is determined (before the adjustments described below) by apportioning the tax basis for the Units among each of the Trust assets according to value as of the valuation date nearest the date of acquisition of the Units. Unitholders must reduce the tax basis of their Units for their share of accrued interest received, if any, on Bonds delivered after the date the Unitholders pay for their Units to the extent that such interest accrued on such Bonds before the date a Trust acquired ownership of the Bonds (and the amount of this reduction may exceed the amount of accrued interest paid to the sellers) and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units. Gain or loss upon the sale or redemption of Units is measured by comparing the proceeds of such sale or redemption with the adjusted basis of the Units. If the Trustee disposes of Bonds (whether by sale, exchange, payment on maturity, redemption or otherwise), gain or loss is recognized to the Unitholder (subject to various non-recognition provisions of the Code). The amount of any such gain or loss is measured by comparing the Unitholder's pro rata share of the total proceeds from such disposition with his or her basis for his or her fractional interest in the asset disposed of. The basis of each Unit and of each Bond which was issued with original issue discount (including the Treasury Bonds) (or which has market discount) must be increased by the amount of accrued original issue discount (and market discount, if the Unitholder elects to include market discount in income as it accrues) and the basis of each Unit and of each Bond which was purchased by a Trust at a premium must be reduced by the annual amortization of bond premium which the Unitholder has properly elected to amortize under Section 171 of the Code. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under some circumstances, result in the Unitholder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than his or her original cost.

         Each Unitholder's pro rata share of each expense paid by a Trust is deductible by the Unitholder to the same extent as though the expense had been paid directly by him. It should be noted that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income (similar limitations also apply to estates and trusts.) Unitholders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

         The Code provides a complex set of rules governing the accrual of original issue discount, including special rules relating to "stripped" debt instruments such as the Treasury Bonds. These rules provide that original issue discount generally accrues on the basis of a constant compound interest rate over the term of the Bonds. Special rules apply if the purchase price of a Bond exceeds its original issue price plus the amount of original issue discount which would have previously accrued, based upon its issue price (its "adjusted issue price"). Similarly, these special rules would apply to a Unitholder if the tax basis of his or her pro rata portion of a Bond issued with original issue discount exceeds his or her pro rata portion of its adjusted issue price. In addition, the Treasury Regulations provide that the amount of original issue discount on a stripped bond is considered zero if the actual amount of original issue discount on such stripped bond as determined under Section 1286 of the Code is less than a "de minimis" amount, which, the Treasury Regulations provide, is the product of (i) 0.25 percent of the stated redemption price at maturity and (ii) the number of full years from the date the stripped bond is purchased (determined separately for each new purchaser thereof) to the final maturity date of the bond.

         It is possible that a Corporate Bond that has been issued at an original issue discount may be characterized as a "high-yield discount obligation" within the meaning of Section 163(e)(5) of the Code. To the extent that such an obligation is issued at a yield in excess of six percentage points over the applicable Federal rate, a portion of the original issue discount on such obligation will be characterized as a distribution on stock (e.g., dividends) for purposes of the dividends received deduction which is available to certain corporations with respect to certain dividends received by such corporations.

         If a Unitholder's tax basis in his or her pro rata portion of any Corporate Bond or Taxable Municipal Bond held by a Trust is less than his or her allocable portion of such Bond's stated redemption price at maturity (or, if issued with original issue discount, his or her allocable portion of its revised issue price), such difference will constitute market discount unless the amount of market discount is "de minimis" as specified in the Code. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. Market discount accrues daily computed on a straight line basis, unless the Unitholder elects to calculate accrued market discount under a constant yield method. The market discount rules do not apply to Treasury Bonds because they are stripped debt instruments subject to special original issue discount rules as discussed in paragraph (iii).

         Accrued market discount is generally includable in taxable income of the Unitholders as ordinary income for federal tax purposes upon the receipt of serial principal payments on Corporate Bonds and Taxable Municipal Bonds held by a Trust, on the sale, maturity or disposition of such Bonds by the Trust and on the sale of a Unitholder's Units unless a Unitholder elects to include the accrued market discount in taxable income as such discount accrues. If a Unitholder does not elect to annually include accrued market discount in taxable income as it accrues, deductions for any interest expense incurred by the Unitholder to purchase or carry his or her Units will be reduced by such accrued market discount. In general, the portion of any interest which was not currently deductible would ultimately be deductible when the accrued market discount is included in income.

         The tax basis of a Unitholder with respect to his or her interest in a Bond is increased by the amount of original issue discount (and market discount, if the Unitholder elects to include market discount, if any, on the Bonds held by a Trust in income as it accrues) thereon properly included in the Unitholder's gross income as determined for Federal income tax purposes and reduced by the amount of any amortized premium which the Unitholder has properly elected to amortize under Section 171 of the Code. A Unitholder's tax basis in his or her Units will equal his or her tax basis in his or her pro rata portion of all of the assets of a Trust.

         A Unitholder will recognize taxable gain (or loss) when all or part of the pro rata interest in a Bond is disposed of for an amount greater (or less) than his or her tax basis therefor in a taxable transaction, subject to various non-recognition provisions of the Code.

         As previously discussed, gain attributable to any Corporate Bond or Taxable Municipal Bond deemed to have been acquired by the Unitholder with market discount will be treated as ordinary income to the extent the gain does not exceed the amount of accrued market discount not previously taken into income. The tax basis reduction requirements of the Code relating to amortization of bond premium may, under certain circumstances, result in the Unitholder realizing a taxable gain when his or her Units are sold or redeemed for an amount equal to or less than his or her original cost.

         If a Unitholder disposes of a Unit, he is deemed thereby to have disposed of his or her entire pro rata interest in all Trust assets including his or her pro rata portion of all of the Corporate Bonds and Taxable Municipal Bonds represented by the Unit. This may result in a portion of the gain, if any, on such sale being taxable as ordinary income under the market discount rules (assuming no election was made by the Unitholder to include market discount in income as it accrues) as previously discussed.

         In addition, it should be noted that capital gains may be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions."

         A Unitholder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition of his or her pro rata interest in any Obligation held by a Trust or the sale of his or her Units provided that all of the following conditions are met:

          (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

          (ii) if the interest is United States source income (which is the case for most securities issued by United States issuers), the Bond is issued after July 18, 1984 (which is the case for each Bond held by a Trust), the foreign investor does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of voting stock of the issuer of the Bond and the foreign investor is not a controlled foreign corporation related (within the meaning of Section 864(d)(4) of the Code) to the issuer of the Bond;

         (iii) with respect to any gain, the foreign investor (if an individual) is not present in the United States for 183 days or more during his or her or her taxable year; and

          (iv) the foreign investor provides all certifications of his status that may be required.

         It should be noted that the exemption from United States taxation, including withholding taxes, does not apply to certain "contingent interest." No opinion is expressed herein regarding the potential applicability of this provision and whether United States taxation or withholding taxes could be imposed with respect to income derived from the Units as a result thereof.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

         Katten Muchin Rosenman LLP may rely on the foregoing opinion for purposes of rendering its opinion to the Fund dated as of today regarding certain New York tax matters.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-122541) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                                               Very truly yours,


                                                          CHAPMAN AND CUTLER LLP
MJK/ern